TELEBANC FINANCIAL CORPORATION

                                   EXHIBIT 11

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
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                                                                           YEARS ENDED DECEMBER 31,
                                                                      1996                          1995
                                                                      ----                          ----
                        PRIMARY
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Net income for primary income per common share                    $    2,600                    $    2,720

Weighted average number of common shares outstanding
     during the year                                               2,049,500                     2,049,500
Add common equivalent shares                                         264,864                           219
                                                                 -----------                   -----------
Weighted average number of shares used in calculating
     primary income per share                                      2,316,616                     2,049,719

Primary income per common share                                   $     1.12                    $     1.33

                     FULLY DILUTED

Net income for fully diluted net income per share                 $    2,552                    $    2,720

Weighted average number of shares used in calculating
     of primary income per share                                   2,314,364                     2,049,719
Add (deduct) incremental shares representing:
Shares issuable upon exercise of stock options included
     in primary calculation above                                  (264,864)                         (219)
Shares issuable upon exercise of stock options based on
     year-end market price                                           290,954                        19,097
                                                                 -----------                   -----------
Weighted average number of shares used in calculating
     fully diluted income per share                                2,340,454                     2,068,597

Fully diluted income per common share                             $     1.09                    $     1.31
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